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EXHIBIT 99.1

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2005

May 2, 2005, Aurora, Ontario, Canada …… Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today reported its financial results for the first quarter ended March 31, 2005.

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Revenues	$252,362	$291,824
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	$13,568	$34,563
Net income (loss)(1)	$(4,120)	$21,117
Diluted earnings (loss) per share(1)	$(0.04)	$0.19
All amounts are reported in U.S. dollars in thousands, except per share figures.

(1)
For the years ended December 31, 2005 and 2004, MEC has estimated a nominal annual effective tax rate and, accordingly, has recorded an income tax recovery of $0.3 million for the three months ended March 31, 2005 and no income tax provision for the three months ended March 31, 2004.

In announcing these results, Tom Hodgson, President and Chief Executive Officer of MEC, remarked: "As we suggested in early March, the first quarter of 2005 produced decreased revenues and earnings compared to the same period last year. The first quarter of the year has traditionally been our strongest quarter of the year as certain of our largest racetracks run live race meets in the first half of the year. However, contributing to the decline in revenues and earnings were the change in the racing calendar at Golden Gate Fields where live race days were shifted to later in the year, inclement weather in Southern California during the Santa Anita Park race meet and the disruption of the race meet at Gulfstream Park, where our redevelopment project continued and we operated from temporary facilities. These factors played a significant part of the overall decline in our reported results."

We are pleased to report on two strategic developments in our Florida operations. The reconstruction of Gulfstream Park continued on schedule in the first quarter of 2005. We are excited about the redevelopment, as it will position Gulfstream Park as a first-class, state-of-the-art entertainment destination offering live horse racing and wagering, restaurants and other entertainment venues. Also, as previously announced, on March 8, 2005, the governing bodies of Broward and Miami-Dade counties held a county-wide referendum on whether to authorize slot machines within existing, licensed pari-mutuel facilities that have conducted live racing during each of the last two years. The voters in Broward County approved the referendum question by majority vote, which means slot machines are authorized at qualifying pari-mutuel facilities in Broward County, subject to the enactment of applicable legislation and licensing. The state legislature is now required to adopt implementing legislation during the current legislative session, with an effective date no later than July 1, 2005.

Our racetracks operate for prescribed periods each year. As a result, our racing revenues and operating results for any quarter will not be indicative of our racing revenues and operating results for the year.

Our financial results for the first quarter of 2005 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the first quarter of 2004 do not reflect the operations of Magna Racino™, which opened on April 4, 2004.

Revenues were $252.4 million in the three months ended March 31, 2005, compared to $291.8 million in the three months ended March 31, 2004, a decrease of $39.4 million or 13.5%. The decreased revenues were primarily a result of:

  •
  California revenues below the prior year period by $33.0 million, primarily due to the change in the racing calendar at Golden Gate Fields where we shifted live race days from the first quarter of 2005 to later in the year, lower attendance and gross wagering revenues at Santa Anita Park as a result of significant rainfall in Southern California during the early part of 2005 and the expiry of the Bay Meadows lease on December 31, 2004;

  •
  Florida revenues below the prior year period by $6.7 million, due to the disruption at Gulfstream Park caused by the redevelopment project and the 2005 race meet being conducted out of temporary facilities; and

  •
  decreased revenues from Non-Core Real Estate property sales, as we sold one Non-Core Real Estate property in the first quarter of 2004, which generated $4.0 million of revenue, as compared to no sales of Non-Core Real Estate property in the current quarter.

The decreased revenues, were partially offset by:

  •
  European revenues greater than the prior year period by $1.5 million, due to the opening of Magna Racino™ and the commencement of the operations of RaceONTV™ and MagnaBet™ in the second quarter of 2004; and

  •
  golf and other revenues greater than the prior year period by $2.4 million, primarily as a result of additional golf course access fees being recognized in the first quarter of 2005 compared to the first quarter of 2004 due to the renewal of certain access fee agreements in November 2004.

EBITDA decreased from $34.6 million in the three months ended March 31, 2004 to $13.6 million in the three months ended March 31, 2005, a decrease of $21.0 million from the comparable period of 2004, primarily as a result of the same factors noted above for decreased revenues and also due to our European operations being fully operational in the current quarter, severance expenses and increased distribution costs at HRTV™ and increased predevelopment costs, partially offset by cost savings from Bay Meadows as the facility lease expired on December 31, 2004.

Net loss for the three months ended March 31, 2005 was $4.1 million, compared to net income for the three months ended March 31, 2004 of $21.1 million. The decrease in net income was due to EBITDA decreases noted above and also due to increased interest expense primarily as a result of increased borrowings in our European and golf operations and on our Gulfstream Park project financing arrangement and increased depreciation expense primarily as a result of the opening of Magna Racino™.

During the three months ended March 31, 2005, cash provided from operations before changes in non-cash working capital was $1.1 million, which has decreased from $27.2 million in the three months ended March 31, 2004 primarily due to decreased earnings in the current year period. Total cash used in investment activities during the three months ended March 31, 2005 was $20.9 million, which included real estate property, fixed and other asset additions of $22.5 million, partially offset by proceeds on the sale of real estate properties and fixed assets of $1.6 million. Total cash provided from financing activities in the three months ended March 31, 2005 was $20.2 million, which included $22.5 million on the issuance of long-term debt, partially offset by $1.7 million by repayments of long-term debt and $0.5 million on the repayment of bank indebtedness.

MEC, North America's number one owner and operator of horse racetracks, based on revenue, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet®, a national Internet and telephone account wagering system, and HorseRacing TV™, a 24-hour horse racing television network.

We will hold a conference call to discuss our first quarter results on Tuesday, May 3, 2005 at 9:00 a.m. New York time. The number to use for this call is 1-800-396-0424. Please call 10 minutes prior to the start of the conference call. The dial-in number for overseas callers is 416-641-6449. Tom Hodgson, President and Chief Executive Officer of MEC will chair the conference call. We will also be webcasting the conference call at www.magnaentertainment.com. If you have any teleconferencing questions, please call Karen Richardson at 905-726-7465.

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2004 and our subsequent public filings. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:

Blake Tohana
Executive Vice-President
and Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7493

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)
(U.S. dollars in thousands, except per share figures)

	Three months ended March 31,
	2005	2004
Revenues
Racing
Gross wagering	$216,802	$248,669
Non-wagering	29,660	35,614

	246,462	284,283

Real estate and other
Sale of real estate	—	4,038
Golf and other	5,900	3,503

	5,900	7,541

	252,362	291,824

Costs and expenses
Racing
Purses, awards and other	136,695	153,750
Operating costs	77,505	80,251
General and administrative	17,076	15,962

	231,276	249,963

Real estate and other
Cost of real estate sold	—	1,441
Operating costs	2,982	2,486
General and administrative	404	380

	3,386	4,307

Predevelopment and other costs	4,219	3,133
Depreciation and amortization	9,952	8,420
Interest expense, net	8,085	5,026
Equity income	(87)	(142)

	256,831	270,707

Income (loss) before income taxes	(4,469)	21,117
Income tax recovery	(349)	—

Net income (loss)	(4,120)	21,117
Other comprehensive income (loss)
Foreign currency translation adjustment	(6,772)	(7,377)
Change in fair value of interest rate swap	389	557

Comprehensive income (loss)	$(10,503)	$14,297

Earnings (loss) per share for Class A Subordinate Voting Stock or Class B Stock:
Basic	$(0.04)	$0.20
Diluted	$(0.04)	$0.19

Average number of shares of Class A Subordinate Voting Stock and Class B Stock outstanding during the period (in thousands):
Basic	107,347	107,259
Diluted	107,347	137,472

MAGNA ENTERTAINMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(U.S. dollars in thousands)

	Three months ended March 31,
	2005	2004
Cash provided from (used for):
OPERATING ACTIVITIES
Net income (loss)	$(4,120)	$21,117
Items not involving current cash flows	5,173	6,076

	1,053	27,193
Changes in non-cash working capital	(12,727)	(18,850)

	(11,674)	8,343

INVESTMENT ACTIVITIES
Real estate property and fixed asset additions	(22,360)	(28,262)
Other asset additions	(108)	(450)
Proceeds on disposal of real estate properties and fixed assets	1,610	4,013

	(20,858)	(24,699)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	(500)	2,000
Issuance of long-term debt	22,470	18,385
Repayment of long-term debt	(1,745)	(1,390)
Issuance of share capital	—	852

	20,225	19,847

Effect of exchange rate changes on cash and cash equivalents	(660)	(878)

Net increase (decrease) in cash and cash equivalents during the period	(12,967)	2,613
Cash and cash equivalents, beginning of period	60,641	99,807

Cash and cash equivalents, end of period	$47,674	$102,420

MAGNA ENTERTAINMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)
(U.S. dollars and share amounts in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$47,674	$60,641
Restricted cash	30,695	25,478
Accounts receivable	56,679	47,655
Income taxes receivable	—	1,798
Prepaid expenses and other	16,775	13,069

	151,823	148,641

Real estate properties, net	912,062	912,243
Fixed assets, net	49,742	51,538
Racing licenses	240,229	240,893
Other assets, net	13,110	14,793
Future tax assets	39,857	35,245

	$1,406,823	$1,403,353

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	$27,000	$27,500
Accounts payable	93,552	91,690
Accrued salaries and wages	8,526	10,306
Customer deposits	2,828	2,905
Other accrued liabilities	20,381	27,558
Income taxes payable	1,867	—
Long-term debt due within one year	23,211	17,763
Deferred revenue	20,199	17,951

	197,564	195,673

Long-term debt	241,728	241,498
Long-term debt due to parent	35,499	23,408
Convertible subordinated notes	219,529	219,257
Other long-term liabilities	11,448	11,919
Future tax liabilities	132,793	132,918

	838,561	824,673

Shareholders' equity:
Capital stock issued and outstanding —
Class A Subordinate Voting Stock (issued: 2005 — 48,893, 2004 — 48,879)	318,088	318,003
Class B Stock (issued: 2005 and 2004 — 58,466)	394,094	394,094
Contributed surplus	17,282	17,282
Deficit	(207,774)	(203,654)
Accumulated comprehensive income	46,572	52,955

	568,262	578,680

	$1,406,823	$1,403,353

MAGNA ENTERTAINMENT CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is typically earned in the first quarter of each year.

  Impact of Recently Issued Accounting Standards

  Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards, which have not yet been adopted due to delayed effective dates.

  On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("Statement 123(R)"), which is a revision of SFAS 123. Statement 123(R) supersedes APB Opinion No. 25 ("APB 25") and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in SFAS 123, however, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative.

  As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro-forma net income (loss) and income (loss) per share in the unaudited consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Statement 123(R) must be adopted no later than January 1, 2006. The Company is currently reviewing the Statement, but has not yet determined the methodology it will follow for implementation, or the impact on the Company's financial statements.

2.     INCOME TAXES

  In accordance with United States generally accepted accounting principles, the Company estimates its annual effective tax rate at the end of each of the first three quarters of the year, based on current facts and circumstances. The Company has estimated a nominal annual effective tax rate for the entire year and accordingly has applied this effective tax rate to income (loss) before income taxes for the three months ended March 31, 2005 and 2004, resulting in an income tax recovery of $0.3 million for the three months ended March 31, 2005 and no income tax provision for the three months ended March 31, 2004.

3.     BANK INDEBTEDNESS

  The Company has a senior secured revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of the Company which own and operate Golden Gate Fields and Santa Anita Park. At March 31, 2005, the Company had borrowings under the facility of $27.0 million (December 31, 2004 — $27.5 million) and had issued letters of credit totaling $22.6 million (December 31, 2004 — $21.9 million) under the credit facility, such that $0.4 million was unused and available. The credit facility expires on October 10, 2005, and may be extended with the consent of both parties.

  The loans under the facility bear interest at either the U.S. Base rate or the London Interbank Offered Rate ("LIBOR") plus a margin based on the Company's ratio of debt to earnings before interest, income taxes, depreciation and amortization. The weighted average interest rate on the loans outstanding under the credit facility as at March 31, 2005 was 6.3% (December 31, 2004 — 6.0%).

  On February 18, 2005, the Company amended its credit agreement including the financial covenants for this facility. At March 31, 2005, the Company was not in compliance with certain of the financial covenants contained in the amended credit agreement. A waiver for the financial covenants breach at March 31, 2005 was obtained from the lender on April 26, 2005. The Company has also obtained a waiver in the event that it is in breach of certain of the financial covenants at June 30, 2005, which is the next and only remaining quarterly reporting date required under the facility prior to its expiration on October 10, 2005. The Company is currently negotiating with the lender to amend the credit agreement including the financial covenants for this facility.

4.     LONG-TERM DEBT

  On February 18, 2005, one of the Company's Canadian subsidiaries entered into a financing arrangement, which is secured by an assignment of a portion of the future amounts receivable under the Magna Golf Club access agreement. The Company received proceeds of $11.1 million (Cdn. $13.7 million) that is repayable in three annual installments of Cdn. $5.0 million commencing January 1, 2006 until the third installment has been made in 2008. The interest rate implicit in the arrangement is 5.08%.

5.     LONG-TERM DEBT DUE TO PARENT

  In December 2004, certain of the Company's subsidiaries entered into a project financing arrangement with MI Developments Inc. ("MID") for the reconstruction of facilities at Gulfstream Park of $115 million. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MID's notional cost of borrowing under its floating rate credit facility, compounded monthly (March 31, 2005 — 6.2%). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, the Company will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loan contains cross-guarantee, cross-default and cross-collateralization provisions with the construction loan for The Meadows redevelopment contemplated by the term sheet between the Company and MID entered into on December 9, 2004. The loan is guaranteed by The Meadows and is collateralized principally by first-ranking security over the lands forming part of the racetrack operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of Gulfstream Park and The Meadows, excluding licenses and permits. During the three months ended March 31, 2005, $11.4 million was advanced on this loan, such that at March 31, 2005, $38.3 million was outstanding under the Gulfstream Park loan, which includes $0.6 million of accrued interest. Loan origination expenses of $2.8 million have been recorded as a reduction of the outstanding loan balance. The loan balance will be accreted to its face value over the term to maturity.

6.     CAPITAL STOCK AND LONG-TERM INCENTIVE PLAN

  (a)
  Capital Stock

    Changes in the Class A Subordinate Voting Stock and Class B Stock for the three months ended March 31, 2005 are shown in the following table (number of shares and stated value have been rounded to the nearest thousand):

	Class A Subordinate Voting Stock		Class B Stock		Total
	Number of Shares	Stated Value	Number of Shares	Stated Value	Number of Shares	Stated Value
Issued and outstanding at December 31, 2004	48,879	$318,003	58,466	$394,094	107,345	$712,097
Issued under the Long-term Incentive Plan	14	85	—	—	14	85

Issued and outstanding at March 31, 2005	48,893	$318,088	58,466	$394,094	107,359	$712,182

  (b)
  Long-term Incentive Plan

    The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000), which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of Class A Subordinate Voting Stock are available to be issued under the Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended March 31, 2005, 14,175 shares were issued under the Plan.

    The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by the Company with each recipient of options.

    Information with respect to shares under option is as follows:

	Shares Subject to Option		Weighted Average Exercise Price
	2005	2004	2005	2004
Balance, at January 1	4,500,500	4,841,500	$6.18	$6.14
Granted	490,000	150,000	6.40	6.33
Exercised	—	(175,000)	—	4.87
Forfeited(i)	(145,000)	(144,000)	6.76	6.94

Balance, at March 31	4,845,500	4,672,500	$6.19	$6.16

    (i)
    For the three months ended March 31, 2005 and 2004, options forfeited were primarily as a result of employment contracts being terminated and voluntary employee resignations. No options that were forfeited in the three months ended March 31, 2005 or 2004 were subsequently reissued.

    At March 31, 2005, the 4,845,500 stock options outstanding had exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.19 per share.

    At March 31, 2005, there were 4,089,430 options exercisable with a weighted average exercise price of $6.12 per share.

    Financial Accounting Standards Board Statement No. 123 ("SFAS 123"), "Accounting and Disclosure of Stock-Based Compensation", provides companies an alternative to accounting for stock-based compensation as prescribed under APB 25. SFAS 123 encourages, but does not require, companies to recognize an expense for stock-based awards at their fair value on the date of grant. SFAS 123 allows companies to continue to follow existing accounting rules (intrinsic value method under APB 25 which does not give rise to an expense) provided that pro-forma disclosures are made of what net income (loss) and earnings (loss) per share would have been had the fair value method been used. The Company accounts for stock-based compensation under APB 25 and provides pro-forma disclosure required by SFAS 123.

    During the three months ended March 31, 2005, 490,000 (three months ended March 31, 2004 — 150,000) stock options were granted with an average fair value of $3.00 (March 31, 2004 — $2.25) per option.

    The fair value of stock option grants is estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Three months ended March 31,
	2005	2004
Risk free interest rates	4.0%	3.0%
Dividend yields	—	0.84%
Volatility factor of expected market price of Class A Subordinate Voting Stock	0.551	0.578
Weighted average expected life (years)	4.00	4.00

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

    The Company's SFAS 123 pro-forma net income (loss) and the related per share amounts are as follows:

	Three months ended March 31,
	2005	2004
Net income (loss), as reported	$(4,120)	$21,117
Pro-forma stock compensation expense determined under the fair value method, net of tax	(209)	(175)

Pro-forma net income (loss)	$(4,329)	$20,942

Earning (loss) per share
Basic — as reported	$(0.04)	$0.20
Basic — pro-forma	$(0.04)	$0.20

Diluted — as reported	$(0.04)	$0.19
Diluted — pro-forma	$(0.04)	$0.19

  (c)
  Maximum Shares

    The following table (number of shares have been rounded to the nearest thousand) presents the maximum number of shares of Class A Subordinate Voting Stock and Class B Stock that would be outstanding if all of the outstanding options and convertible subordinated notes issued and outstanding as at March 31, 2005 were exercised or converted:

Number of Shares
Class A Subordinate Voting Stock outstanding at March 31, 2005	48,893
Class B Stock outstanding at March 31, 2005	58,466
Options to purchase Class A Subordinate Voting Stock	4,846
8.55% Convertible Subordinated Notes, convertible at $7.05 per share	21,276
7.25% Convertible Subordinated Notes, convertible at $8.50 per share	8,824

142,305

7.     EARNINGS (LOSS) PER SHARE

  The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands, except per share amounts):

	Three months ended March 31,
	2005		2004
	Basic	Diluted	Basic	Diluted
Net income (loss)	$(4,120)	$(4,120)	$21,117	$21,117
Interest, net of related tax on convertible subordinated notes	—	—	—	4,616

	$(4,120)	$(4,120)	$21,117	$25,733

Weighted Average Shares Outstanding:
Class A Subordinate Voting Stock	48,881	48,881	48,793	79,006
Class B Stock	58,466	58,466	58,466	58,466

	107,347	107,347	107,259	137,472

Earnings (Loss) Per Share	$(0.04)	$(0.04)	$0.20	$0.19

  For the three months ended March 31, 2005, as a result of the net loss, options to purchase 4,845,500 shares and notes convertible into 30,100,124 shares have been excluded from the computation of diluted loss per share since the effect is anti-dilutive.

  For the three months ended March 31, 2004, as a result of the exercise price of certain options exceeding the average market price of the Class A Subordinate Voting Stock, options to purchase 3,817,500 shares were excluded from the computation of diluted earnings per share since the effect was anti-dilutive.

8.     COMMITMENTS AND CONTINGENCIES

  (a)
  The Company generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax and gaming laws.

  (b)
  In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

  (c)
  The Company also has letters of credit issued with various financial institutions of $4.5 million to guarantee various construction projects related to activity of the Company. These letters of credit are secured by cash deposits of the Company.

  (d)
  The Company has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licenses and permits at certain racetracks and to guarantee various construction projects related to activity of its subsidiaries. As of March 31, 2005, these indemnities amounted to $4.3 million with expiration dates through March 31, 2006.

  (e)
  Contractual commitments outstanding at March 31, 2005, which related to construction and development projects, amounted to approximately $70.0 million.

  (f)
  The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement has been in effect since June 9, 2004, and expired on April 30, 2005, however both parties intend to informally operate under its terms until a new agreement can be finalized.

    The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland off-track betting facilities operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

    Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

    Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and off-track betting facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club. At this time, the Company is uncertain as to the likelihood of a renewal of this agreement on comparable terms.

  (g)
  The Company is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this development was to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at March 31, 2005 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.1 million. If the Company decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

  (h)
  The Company is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event the Company obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at March 31, 2005 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.3 million. If the Company decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If the Company proceeds, the Company's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows.

  (i)
  In October 2003, the Company signed a Letter of Intent to explore the possibility of a joint venture between Forest City Enterprises, Inc., ("Forest City") and various affiliates of the Company anticipating the ownership and development of a portion of the Gulfstream Park racetrack. In April 2004, the Company signed a Pre-Development Management Agreement, which governs the activities of the parties and obligates the parties to work together to plan, design, entitle, pre-lease, contract to construct and finance a project. The Agreement also contemplates a conceptual development and business plan for the project. Upon execution of this Agreement, Forest City paid $1 million to the Company in consideration for their right to work exclusively with the Company on this project and to secure the performance of their obligations under the Agreement. Forest City and the Company then collectively developed a Business Plan, which upon completion, Forest City provided an additional $1 million to the Company. These two deposits have been reflected as other accrued liabilities on the Company's consolidated balance sheets. Under certain conditions, these deposits may be refundable to Forest City. Under the terms of the Letter of Intent and also the Pre-Development Management Agreement, the Company may be responsible for additional equity contributions, however to March 31, 2005, the Company has not made any such contributions.

  (j)
  In April 2004, the Company signed a Letter of Intent to explore the possibility of joint ventures between Caruso Affiliates Holdings and various affiliates of the Company to develop certain undeveloped lands surrounding our Santa Anita Park and Golden Gate Fields racetracks. Upon execution of this Letter of Intent, the Company established a joint account to be used for the purpose of co-funding the development of a business plan for each of these projects, with the goal of entering into Operating Agreements by May 31, 2005. To date, the Company has contributed approximately $1.0 million to this initiative, of which $0.6 million was contributed during the three months ended March 31, 2005. The deposits have been reflected as other assets on the Company's consolidated balance sheets. The Company is continuing to explore these developmental opportunities, but to March 31, 2005 has not entered into definitive Operating Agreements on either of these potential developments. Under the terms of the Letter of Intent, the Company may be responsible for additional equity contributions, however to March 31, 2005, the Company has not made any such contributions.

9.     SEGMENT INFORMATION

  The Company's reportable segments reflect how the Company is organized and managed by senior management, including its President and Chief Executive Officer. The Company has two principal operating segments: racing operations and real estate and other operations. The racing segment has been further segmented to reflect geographical and other operations as follows: (1) California operations include Santa Anita Park, Golden Gate Fields, Bay Meadows and San Luis Rey Downs; (2) Florida operations include Gulfstream Park and the Palm Meadows Training Center; (3) Maryland operations include Laurel Park, Pimlico Race Course, Bowie Training Center and the Maryland OTB network; (4) Southern United States operations include Lone Star Park, Remington Park and its OTB network; (5) Northern United States operations include The Meadows and its OTB network, Thistledown, Great Lakes Downs, Portland Meadows, Multnomah Greyhound Park and the Oregon OTB network and the North American production facility for StreuFex™; (6) Canadian operations include Flamboro Downs and its OTB network; (7) European operations include Magna Racino™, MagnaBet™, RaceONTV™ and the European production facility for StreuFex™; and (8) Technology operations include XpressBet®, HorseRacing TV™ and a 30% equity investment in AmTote International, Inc. The Corporate and other segment include costs related to the Company's corporate head office, cash and other corporate office assets and investments in racing related real estate held for development. Eliminations reflect the elimination of revenues between business units. The real estate and other operations segment has also been further segmented to reflect the sale of Non-Core Real Estate and golf and other operations which include the operation of two golf courses and related facilities and other real estate holdings including residential housing developments adjacent to the Company's golf courses.

  The Company, including its President and Chief Executive Officer, uses revenues and earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") as key performance measures of results of operations for purposes of evaluating operating and financial performance internally. Management believes that the use of these measures enables management and investors to evaluate and compare, from period to period, operating and financial performance of companies within the horse racing industry in a meaningful and consistent manner as EBITDA eliminates the effects of financing and capital structures, which vary between companies. Because the Company uses EBITDA as a key measure of financial performance, the Company is required by U.S. GAAP to provide the information in this note concerning EBITDA. However, these measures should not be considered as an alternative to, or more meaningful than, net income (loss) as a measure of the Company's operating results or cash flows, or as a measure of liquidity.

  The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section of the Company's annual report on Form 10-K for the year ended December 31, 2004.

  The following summary presents key information about reported segments for the three months ended March 31, 2005 and 2004 (in thousands):

	Three months ended March 31,
	2005	2004
Revenues
California operations(i)	$107,550	$140,565
Florida operations	62,005	68,664
Maryland operations	25,167	24,196
Southern U.S. operations	15,560	15,554
Northern U.S. operations(ii)	21,128	21,108
Canadian operations	6,317	6,865
European operations	2,077	540
Technology operations	11,450	10,765

	251,254	288,257
Corporate and other	64	341
Eliminations	(4,856)	(4,315)

Total racing operations	246,462	284,283

Sale of real estate	—	4,038
Golf and other	5,900	3,503

Total real estate and other operations	5,900	7,541

Total revenues	$252,362	$291,824

Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA")
California operations(i)	$16,010	$23,935
Florida operations	9,850	15,878
Maryland operations	(173)	1,108
Southern U.S. operations	(578)	(979)
Northern U.S. operations(ii)	(617)	(670)
Canadian operations	1,514	2,061
European operations	(4,138)	(1,582)
Technology operations	(14)	1,304

	21,854	41,055
Corporate and other	(6,581)	(6,593)
Predevelopment costs	(4,219)	(3,133)

Total racing operations	11,054	31,329

Sale of real estate	—	2,597
Golf and other	2,514	637

Total real estate and other operations	2,514	3,234

Total EBITDA	$13,568	$34,563

  (i)
  For the three months ended March 31, 2004, the California operations segment included the operations of Bay Meadows, the facility lease for which expired on December 31, 2004. Bay Meadows' revenues and loss before interest, income taxes, depreciation and amortization was $1.6 million and $2.1 million, respectively, for the three months ended March 31, 2004.

  (ii)
  For the three months ended March 31, 2004, the Northern U.S. operations segment included the operations of Multnomah Greyhound Park in Portland, Oregon, the facility lease for which expired on December 31, 2004. Multnomah Greyhound Park's revenues and loss before interest, income taxes, depreciation and amortization was $0.2 million and $0.4 million, respectively, for the three months ended March 31, 2004.

	March 31, 2005	December 31, 2004
Total Assets
California operations	$309,929	$310,026
Florida operations	234,734	205,149
Maryland operations	168,112	168,073
Southern U.S. operations	108,588	105,024
Northern U.S. operations	118,564	119,973
Canadian operations	98,019	98,723
European operations	143,450	176,906
Technology operations	15,710	15,439

	1,197,106	1,199,313
Corporate and other	88,166	74,782

Total racing operations	1,285,272	1,274,095

Non-Core Real Estate	2,509	2,512
Golf and other	119,042	126,746

Total real estate and other operations	121,551	129,258

Total assets	$1,406,823	$1,403,353

  Reconciliation of EBITDA to Net Income (Loss)

	Three months ended March 31, 2005
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$11,054	$2,514	$13,568
Interest expense, net	8,060	25	8,085
Depreciation and amortization	9,158	794	9,952

Income (loss) before income taxes	(6,164)	1,695	(4,469)
Income tax recovery			(349)

Net loss			$(4,120)

	Three months ended March 31, 2004
	Racing Operations	Real Estate and Other Operations	Total
EBITDA	$31,329	$3,234	$34,563
Interest expense (income), net	5,308	(282)	5,026
Depreciation and amortization	7,693	727	8,420

Income before income taxes	18,328	2,789	21,117
Income tax provision			—

Net income			$21,117

10.   SUBSEQUENT EVENT

  On April 5, 2005, one of the Company's Canadian subsidiaries entered into a loan agreement, which is secured by an assignment of the future amounts receivable under the Magna Golf Club access agreement for the years 2009 through 2014. The amount of the loan is $16.9 million (Cdn. $20.5 million) and is repayable in six annual installments of Cdn. $5.0 million commencing January 1, 2009 until the last installment has been made in 2014. The loan bears interest at a rate of 6.36% per annum.

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EXHIBIT 99.1
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MAGNA ENTERTAINMENT CORP. CONSOLIDATED BALANCE SHEETS (Unaudited) (U.S. dollars and share amounts in thousands)